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                                                                    EXHIBIT 99.1


  QUEPASA.COM, INC. ANNOUNCES CHANGE IN DATE OF ANNUAL SHAREHOLDER MEETING AND
                     FILING OF LAWSUIT BY TWO SHAREHOLDERS

PHOENIX--December 28, 2001--quepasa.com, inc. (Pink Sheets: PASA) today announced that it will hold its annual shareholder meeting on February 11, 2002 at 10:00 a.m. (Nevada time). The meeting will be held at Glen Eagles, 3700 North Carson Street, Carson City, Nevada. Holders of record at the close of business on January 7, 2002 are entitled to vote at the annual meeting. At the meeting, shareholders will elect directors and vote on the previously announced merger with Great Western Land and Recreation, Inc. quepasa previously announced a meeting date of January 31, 2002 and a record date of December 28, 2001. The change was made at the request of a group of quepasa shareholders that has informed quepasa that it intends to solicit proxies for the meeting. This group commenced a legal action in Nevada on October 31, 2001 seeking to compel a separate shareholder meeting to elect directors prior to the shareholder meeting at which the Great Western merger would be voted upon. quepasa and the plaintiffs have now stipulated that one meeting will be held.

On December 19, 2001 two of the plaintiffs in the Nevada action commenced an action against quepasa, its officers and directors and Great Western. This action alleges various breaches of fiduciary duty by the officers and directors of quepasa in connection with the Great Western merger. The action also seeks to enjoin Great Western and quepasa's former chief executive officer, from voting any shares of quepasa common stock acquired with the proceeds of a 500,000 secured loan made to Great Western in connection with certain amendments to the merger agreement and from the payment made to the former chief executive officer in connection with the termination of his employment agreement. quepasa believes that the action is without merit and intends to vigorously defend the action.

The statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in quepasa.com's documents filed with the Securities and Exchange Commission.

Contact information: quepasa.com, Inc. Rob Taylor (480) 949-3749